Exhibit (99)(14)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Ohio National Fund, Inc.:

We consent to the incorporation by reference, in this Registration Statement on Form N-14 (the “Registration Statement”), of our report dated February 25, 2019 with respect to the financial statements and financial highlights appearing in the December 31, 2018 Annual Report to Shareholders and to the references to us under the headings “Financial Highlights” and “Exhibit B - Financial Highlights” in the combined Prospectus/Information Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in the Registration Statement on Form N-1A (File Nos. 2-67464 and 811-3015), incorporated by reference into this Registration Statement.

/s/ KPMG LLP

Columbus, Ohio

June 27, 2019